PINEBRIDGE INVESTMENTS LLC

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT is made this 9th day of October, 2014, by and between Financial Investors Trust (the “Trust”), on behalf of its series, Redmont Resolute Fund I/II (“Client”), Highland Associates, Inc. (“Adviser”), and PineBridge Investments LLC , a Delaware limited liability company (“Manager”).

1.  Appointment of Manager.  Client and Adviser hereby appoint Manager to manage certain assets in accordance with the terms of this Agreement.  Manager hereby accepts such appointment.   Client has appointed MFUG Union Bank, NA as custodian to take and have possession of the assets to be managed by Manager hereunder (the “Account”).  Client shall promptly notify custodian of the appointment of Manager as investment manager of the Account.  Manager shall not act as custodian for, or have possession of any assets of, the Account.  Manager shall provide such reports regarding the Account as are agreed upon by the parties from time to time.

2.  Investment of Assets.  Subject to the supervision and direction of the Board of Trustees of the Client and Adviser, Manager shall have sole discretion to invest the assets in the Account without prior consultation with Client, provided, however, Manager shall manage the Account in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s registration statement on Form N-1A (the “Registration Statement”) and with any other written guidelines provided by the Adviser from time to time (the “Investment Guidelines”) .  The Trust and the Adviser agree to notify the Manager of any material amendments to the Registration Statement reasonably promptly following such amendments. Assets are defined by Client and/or custodian at inception of the Account, as well as any additions or withdrawals as notified in writing by Client and/or custodian.  Manager will keep the Trust and the Adviser informed of developments materially affecting the Account, and will, on its own initiative, furnish the Trust from time to time with whatever information Manager believes is appropriate for this purpose, and make available, upon reasonable advance request, its officers and employees for discussions relating to the Account with the Trust and/or the Adviser. Client acknowledges that the Investment Guidelines apply at the time of investment only, and failure to comply with any specific guideline or restriction contained therein because of market fluctuation, changes in capital structure, ratings agency or credit ratings changes or withdrawals or other events outside the Manager’s control, will not be deemed a breach of the Investment Guidelines or this Agreement; provided that Manager notifies Client of such event and takes any action mutually agreed upon by Manager and Client in writing.

3.  Scope of Authorization.  Client hereby authorizes Manager:

(a)  to execute and deliver any documentation, on Client’s behalf as agent and attorney in fact, necessary to facilitate investment in assets for the Account.

4.  Brokerage.  Manager shall have authority to select brokers, dealers and other firms to purchase and sell assets of the Account and may combine orders for the Account with orders for other accounts under management.  When orders are placed, Manager shall issue suitable instructions to the custodian with respect to delivery and payment.

Brokers shall be selected with a view to obtaining best price and execution of transactions for the Account, provided that Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty hereunder or under state or federal law, solely by reason of its having caused the Account to pay a member of an exchange, a broker, or dealer a commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if Manager determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided to Manager by such member, broker or dealer, viewed in terms of either that particular transaction or Manager’s overall responsibilities with respect to the accounts as to which Manager exercises investment discretion.

5.

Records.  Manager will maintain and preserve all accounts, books and records with respect to the Account as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940 (the “Advisers Act”) and the rules thereunder and shall file with the Securities and Exchange Commission all forms pursuant to Sections 13F and 13G of the Securities Exchange Act of 1934, with respect to its duties as are set forth herein.  The records relating to the services provided under this Agreement shall be provided upon the reasonable request by the Client.

6.  Fees.  As compensation for its services under this Agreement, Adviser shall pay Manager a fee after the end of each calendar quarter based upon the total market value of the Account as hereinafter set forth.  The fee shall be paid at the rate set forth on Schedule “A” attached hereto and made a part hereof.

The market value of the Account shall be determined as of the last day when the New York Stock Exchange is open for business of each calendar quarter during the term of this Agreement and as of the date of termination of this Agreement.  The rate of fee set forth on Schedule “A” shall be applied to such market value, prorated on a daily basis over the portion of the calendar quarter that this Agreement was in effect.  If, during any calendar quarter after the date hereof, Client allocates additional assets to, or withdraws a portion of the assets from, the Account then the fee for such quarter with respect to the additional assets, or in the case of a withdrawal, the total market value of the withdrawn assets as of the date of withdrawal, shall be prorated based on the number of days during such quarter that such assets were part of the Account, unless the parties shall agree otherwise in writing.

Manager shall calculate the market value of the Account at the times required herein in accordance with its normal practices and procedures and shall provide Adviser with a report setting forth the value upon which each fee invoice hereunder is based.  Adviser shall pay each fee invoice within thirty (30) days after receipt thereof.  Manager shall reconcile its calculation of the total market value of the Account used for purposes of calculating its fee hereunder with the report of the custodian setting forth the custodian’s calculation of such market value.  If, as a result of such reconciliation, it is determined that Manager’s fee was based on an erroneous calculation of the market value of the Account, an appropriate adjustment shall be made in the fee to be billed for the following calendar quarter or upon termination of this Agreement, whichever occurs first.

7.  Expenses.  Manager will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of Manager connected with management of the Account.  However, Client shall be responsible for all transaction related expenses incurred in connection with this Agreement, including, by way of example and without limitation, brokerage commissions, taxes, custodian fees, legal fees and expenses (including any fees and expenses incurred in connection with any action undertaken to enforce Client’s rights with respect to any transaction).

8.  Liability.  Manager shall not be liable for any loss incurred by the Client or the Account, except for a loss resulting from the Manager’s breach of fiduciary duty with respect to the Client, or the Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder.  Notwithstanding the foregoing, Client shall not be deemed to have waived any right which, under applicable law, cannot be waived.

9.  Non-Exclusive Contract.  The investment management services provided by  Manager are not exclusive and Client and Adviser acknowledge that Manager may perform similar services for others. Manager will use its best efforts to allocate investment opportunities among its clients in an equitable manner.  Further, Client and Adviser understand the investment action taken for Client and other clients of Manager may differ.

10.  Voting of Portfolio Securities.  Client shall use its best efforts to deliver to Manager all proxies received by it or by others on its behalf on a timely basis. Manager is authorized to vote on behalf of the Client (or to delegate such voting authority subject to the Manager’s guidance) any proxies or similar voting instruments received by Manager relating to securities held in the Account. Manager will follow the proxy voting policy set forth on Schedule “B” attached hereto and made a part hereof.  Client hereby agrees that Manager will not be responsible or liable for failure to exercise such discretion, and shall not incur any liability as a result of Manager or such proxy voting service not receiving such proxies or related shareholder communications from Client on a timely basis.

11.  Representations.  Manager represents that (i) it is duly registered with the Securities and Exchange Commission pursuant to the Advisers Act, as amended, (ii) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as amended and Rule 204A-1 under the Advisers Act, as amended, and will provide the Adviser and the Client with a copy of such code of ethics, together with evidence of its adoption and (iii) it will maintain an appropriate level of errors and omissions or professional liability insurance coverage for the duration of this Agreement.  Client acknowledges receipt of a copy of Part 2A and 2B of Manager’s current Form ADV prior to execution of this Agreement.  Adviser represents and confirms that the employment of Manager is authorized by the governing documents relating to the Account and that:

(i)  this Agreement has been duly authorized by appropriate action and by duly authorized persons and when executed and delivered will be legally binding upon Client and Adviser in accordance with its terms; and

(ii)  Adviser will deliver to Manager evidence of such authority as Manager may reasonably require, whether by way of a certified resolution or otherwise.

12.  Non-Confidentiality of Performance Results.  Client agrees that Manager may inform others that Client is a client of Manager and that Manager may provide others with composite performance results related to Client’s Account without disclosing the specific performance results or portfolio holdings of the Client’s Account

13.  Applicable Law.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law.

14.  Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or contemporaneous or agreements with respect to such subject matter.  This Agreement may not be modified or amended in any manner except by a written agreement signed by the parties hereto.

15.  Notices.  Any notice provided for or required hereunder shall be in writing and sent to the person and address indicated below or to such other person or address as the respective party may designate by notice hereunder.

16.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of the same Agreement, but all of which together shall constitute one Agreement.

17.  Commencement.  Manager shall commence providing the services under this Agreement on September 26, 2014.

18.  Termination.  This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Client who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Account(s).  The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may be terminated with respect to any Account at any time, without the payment of any penalty, by a vote of the majority of the Trustees of the Client, by the vote of a majority of the outstanding voting securities of such Account, or by the Adviser on sixty (60) days’ prior written notice to Manager, and the Adviser as appropriate.  In addition, this Agreement may be terminated with respect to any Account by Manager upon sixty (60) days written notice to the Adviser.  This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Client with respect to the Accounts it is assigned (as defined in the 1940 Act) terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

19.

Amendment.  Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Account only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Account (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees of the Client who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval.

20.

Assignment.  Manager shall not assign this Agreement.  Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of Manager except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement the day first above written.

FINANCIAL INVESTORS TRUST,

PINEBRIDGE INVESTMENTS LLC

on behalf of Redmont Resolute Fund I and

Redmont Resolute Fund II

By:

/s/ Edmund J. Burke

By: /s/ Michael J. Kelly

Name: Edmund J. Burke

Name: Michael J. Kelly

Title:

President

Title:

 Managing Director

Attest:

Attest:

By:

/s/ David T. Buhler

By: /s/ Peter Hu

Authorized Officer

Authorized Officer

Designee for Notice:

Designee for Notice:

PINEBRIDGE INVESTMENTS LLC

399 Park Avenue, 4th Floor

New York, New York 10022

Attn: Client Relations

HIGHLAND ASSOCIATES, INC.

By: _/s/ William A. Terry_____________

Name: William A. Terry

Title:

Principal

Attest:

By: _/s/ Michael Lytle_______________________________

SCHEDULE A

INVESTMENT MANAGEMENT FEES

As compensation for managing the Account, Manager shall be paid as follows:

0.55% of the first $50 million assets

0.50% of the balance of the assets

SCHEDULE B

PROXY VOTING POLICY